Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated March 27, 2025, which includes an explanatory paragraph relating to the Perception Capital Corp. IV’s ability to continue as a going concern, relating to the consolidated financial statements of Perception Capital Corp. IV as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to us under the caption “Auditors”.

/s/ WithumSmith+Brown, PC

New York, New York

July 17, 2025